Exhibit 99.1

Ibis Technology Appoints Martin Reid CEO and Selects Strategic Consultant

    DANVERS, Mass.--(BUSINESS WIRE)--Dec. 7, 2007--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced that Martin J. Reid, the Company's former CEO who had been serving as the Company's Executive Chairman, has resumed the role of President and Chief Executive Officer, following the unexpected death of Charles McKenna last month. In conjunction with his appointment the Board of Directors has extended Mr. Reid's employment contract for one additional year.

    The Company has also selected Axia Advisors LLC to advise and act as a consultant to Ibis Technology as it considers a broad range of strategic growth alternatives and alternative business strategies, designed to optimize shareholder value. No assurances can be given that this advisory work will result in any specific transaction and the Company does not intend to comment further publicly with respect to this analysis unless a specific transaction or alternative is approved by its Board.

    Commenting on the matter, Martin J. Reid said "While we continue to believe that SIMOX SOI technology is both viable and should be the preferred low cost SOI technology over time, we also have a number of additional potential paths to follow that we intend to fully explore with the benefit of business and financial expertise provided by Axia Advisors."

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI
(Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, Ibis Technology is traded on the Nasdaq Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    About Axia Advisors, LLC

    Axia Advisors, LLC is a boutique investment bank that specializes in providing actionable strategic advisory, M&A and investment advice to public and private industrial technology companies and investors. For more information please visit www.axia-partners.com/axia_advisors.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the strategic advisory arrangements described above and the potential for any specific alternative or transaction, of which no assurances can be given, (ii) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (iii) the timing of SUMCO's ramping to production quantities on their i2000 implanters (iv) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (v) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (vi) the Company's plan to focus on supplying implanters to wafer manufacturers, (vii) the Company's expectations regarding future orders for i2000 implanters, (viii) the adequacy of the Company's cash resources for continuing and future operations, and (ix) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2006. All information set forth in this press release is as of December 7, 2007, and Ibis undertakes no duty to update this information unless required by law.

    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer